Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$5,000,000.00	$356.50	(1)

(1)	The filing fee of $356.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $356.50 due for this offering is offset against the $34,595.81 remaining of the fees most recently paid on March 24, 2009, of which $34,239.31 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

PRICING SUPPLEMENT NO. 2010-MTNDD557 DATED MAY 19, 2010

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

5,000 Principal Protected Notes Based on the Value of a Basket of

the iShares® MSCI Emerging Markets Index Fund and the S&P MidCap 400® Index due May 24, 2016

$1,000 per Note

Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

•	We will not make any periodic payments on the notes.

•

The notes are based upon a basket of shares of the iShares® MSCI Emerging Markets Index Fund (which we refer to as the fund shares) and the S&P MidCap 400® Index. In determining the value of the basket, the return of the fund shares will be weighted 30%, while the return of the S&P MidCap 400® Index will be weighted 70%.

•

The notes will mature on May 24, 2016. You will receive at maturity for each note you hold an amount in cash equal to $1,000 plus a supplemental redemption amount, which may be positive or zero but in no circumstance will be more than $700.00 per note.

•

The supplemental redemption amount will be based on the percentage change in the value of a basket during the term of the notes. The value of the basket will be based upon the change in the closing price of the fund shares and the closing level of the S&P MidCap 400® Index during the term of the notes, provided that the supplemental redemption amount will not be less than zero nor more than $700.00 per note.

•

If the final basket value (the arithmetic average of the closing values of the basket on each basket determination date beginning on February 19, 2016 (90 calendar days prior to the third basket determination date before maturity, which we refer to as the final valuation date) up to and including the final valuation date) exceeds the initial basket value of 100, the supplemental redemption amount for each note will equal the product of (a) $1,000 and (b) the percentage increase in the value of the basket, provided that the maximum return on your investment in the notes will be limited to 70%. As a result, in no circumstance will the amount you receive at maturity, including principal, be more than $1,700.00 per note.

•	If the final basket value is less than or equal to the initial basket value, the supplemental redemption amount for each note will equal zero.

•	We will not apply to list the notes on any securities exchange.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

The notes represent obligations of Citigroup Funding Inc. only. Neither the iShares® MSCI Emerging Markets Index Fund or the S&P MidCap 400® Index is involved in any way in this offering. iShares® is a registered trademark of Barclays Global Investors, N.A. (which we refer to as BGI). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. “Standard and Poor’s®,” “S&P MidCap 400®,” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. The notes are not sponsored, endorsed, sold, promoted or passed on by BGI, Standard & Poor’s or the McGraw-Hill Companies. None of BGI, Standard & Poor’s or the McGraw-Hill Companies makes any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes or has any obligation or liability in connection with the operation, marketing or sale of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total

Public Offering Price	$1,000.00	$5,000,000
Underwriting Fee	$35.00	$175,000
Proceeds to Citigroup Funding Inc.	$965.00	$4,825,000

Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $35.00 from Citigroup Funding for each note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $35.00 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the notes to purchasers on May 24, 2010.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The Principal Protected Notes Based on the Value of a Basket of the iShares® MSCI Emerging Markets Index Fund and the S&P MidCap 400® Index due May 24, 2016, or the notes, are investments linked to a basket based upon an exchange-traded fund and an equity index offered by Citigroup Funding Inc. having a maturity of six years. The return on the notes, if any, and the maturity payment are based on the value of the basket during the period from the pricing date up to and including the final valuation date. The value of the basket is based upon the change in the closing price of shares of the iShares® MSCI Emerging Markets Index Fund (which we refer to as the fund shares) and the closing level of the S&P MidCap 400® Index during that same time period. In determining the value of the basket, the return of the fund shares will be weighted 30%, while the return of the S&P MidCap 400® Index will be weighted 70%.

The notes are 100% principal protected if held to maturity, subject to the credit risk of Citigroup Inc., and will pay an amount at maturity that will depend on the amount, expressed as a percentage, if any, by which (i) the arithmetic average of the closing values of the basket on each basket determination date beginning on February 19, 2016 (90 calendar days prior to the final valuation date) up to and including the final valuation date (which we refer to as the final basket value) exceeds (ii) 100, the value the basket was set to on the pricing date (which we refer to as the initial basket value). If the final basket value is less than or equal to the initial basket value, the payment you receive at maturity for each note you hold will equal $1,000, the amount of your original investment in the notes. If the final basket value is greater than the initial basket value, the payment you receive at maturity will be greater than the amount of your original investment in the notes, provided that the maximum return on your investment in the notes will be limited to 70%. As a result of the maximum return limit, the maximum payment you could receive at maturity, including principal, is $1,700.00 per note and may be less than the payment you would receive on an instrument directly linked to the basket or the basket components.

The notes mature on May 24, 2016, and do not provide for earlier redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. All payments on the notes, including the repayment of the principal, are subject to the credit risk of Citigroup Inc.

Each note represents a principal amount of $1,000. You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Does “Principal Protected” Mean?

“Principal protected” means that your principal investment in the notes will be returned to you if held to maturity even if there is a decline in the closing value of the basket, subject to the credit risk of Citigroup Inc. Thus, you will not receive less than $1,000 per $1,000 principal amount of notes if you hold the notes to maturity.

Will I Receive Any Periodic Payments on the Notes?

No. You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the fund shares or any of the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index.

What Will I Receive at Maturity of the Notes?

The notes will mature on May 24, 2016. At maturity, you will receive for each note you hold an amount in cash equal to the sum of $1,000 and a supplemental redemption amount, which may be positive or zero. The amount payable to you at maturity is dependent upon the percentage change in the final basket value of the basket from its initial basket value; provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the notes and provided, further, that the maximum return on your investment in the notes will be limited to 70%. As a result, in no circumstance will the amount you receive at maturity, including principal, be more than $1,700.00 per note.

How Will the Supplemental Redemption Amount Be Calculated?

The supplemental redemption amount will be based on the amount, expressed as a percentage, if any, by which the final basket value of the basket exceeds the initial basket value. The supplemental redemption amount will equal the product of (a) $1,000 and (b) the basket percent change (defined below), provided that the supplemental redemption amount will not be less than zero nor more than $700.00 per note.

The amount payable to you at maturity is dependent upon the performance of the basket during the period after the pricing date up to and including the final valuation date. If the final basket value of the basket is less than or equal to the initial basket value, the supplemental redemption amount will be zero and the payment at maturity will equal your original investment in the notes. If the final basket value of the basket is greater than the initial basket value, the supplemental redemption amount will be positive and the payment at maturity will be greater than your original investment in the notes but in no circumstance will be more than $700.00 per note. As a result of the maximum return limit, the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the basket or the basket components.

For more specific information about the “supplemental redemption amount” and the “basket percent change,” and for information on the effect of a market disruption event on the determination of the supplemental redemption amount and the basket percent change, please see “— How Is the Basket Percent Change Defined?” in this section and “Description of the Notes — Supplemental Redemption Amount” in this pricing supplement.

How Is the Basket Percent Change Defined?

The basket percent change, which is presented in this pricing supplement as a percentage, will equal the following fraction:

Final basket value – Initial basket value

Initial basket value

The initial basket value was set to equal 100 on the pricing date based on the sum of (i) the product of the closing price of the fund shares on the pricing date and its basket composition ratio and (ii) the product of the closing level of the S&P MidCap 400® Index on the pricing date and its basket composition ratio.

The final basket value will be the arithmetic average of the closing values of the basket on each basket determination date beginning on February 19, 2016 (90 calendar days prior to the final valuation date) up to and including the final valuation date. The closing value of the basket on each basket determination date will equal the sum of (i) the product of the closing price of the fund shares on that day and its basket composition ratio and (ii) the product of the closing level of the S&P MidCap 400® Index on that day and its basket composition ratio.

The basket composition ratio for the fund shares is 0.78844, which is 30 divided by $38.05, the closing price of the fund shares on the pricing date. The basket composition ratio for the S&P MidCap 400® Index is 0.09077, which is 70 divided by 771.22, the closing level of the S&P MidCap 400® Index on the pricing date.

The pricing date means May 19, 2010, the date on which the notes were priced for initial sale to the public.

The final valuation date will be May 19, 2016, the third basket determination date before the maturity date.

Where Can I Find Examples of Hypothetical Maturity Payments?

For a table setting forth hypothetical maturity payments, see “Description of the Notes — Maturity Payment — Hypothetical Examples” in this pricing supplement.

Who Determines the Value of the Basket and What Does it Measure?

Citigroup Global Markets, as calculation agent, will determine the value of the basket as described in the section “Description of the Basket” in this pricing supplement. The basket will represent the weighted returns of the fund shares and the S&P MidCap 400® Index from the pricing date through the final valuation date. Each basket component was initially weighted as set forth below, based on its closing price or closing level, as applicable, on the pricing date to achieve a starting value of 100 for the basket on that date:

Basket Component	Initial Percentage of Basket	Closing Price/Level on the Pricing Date	Basket Composition Ratio
iShares® MSCI Emerging Markets Index Fund	30%	$38.05	0.78844
S&P MidCap 400® Index	70%	771.22	0.09077

The value of the basket on the pricing date was set to equal 100. The value of the basket on any basket determination date thereafter, including the final valuation date, will equal the sum of (i) the product of the closing price of the fund shares on that day and its basket composition ratio and (ii) the product of the closing level of the S&P MidCap 400® Index on that day and its basket composition ratio.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the fund shares or any of the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index.

How Have the Basket Components Performed Historically?

We have provided a table showing the high, low and quarter-end closing prices of the fund shares for each quarterly period from January 3, 2005 to May 19, 2010 and a graph showing the closing prices of the fund shares on each business day from January 3, 2005 through May 19, 2010. You can find the table and the graph in the section “Description of the Basket Components — Historical Data on the Fund Shares” in this pricing supplement.

We have also provided a table showing the high, low and quarter-end closing levels of the S&P MidCap 400® Index for each quarterly period from January 3, 2005 to May 19, 2010 and a graph showing the closing levels of the S&P MidCap 400® Index on each business day from January 3, 2005 through May 19, 2010. You can find the table and the graph in the section “Description of the Basket Components — Historical Data on the S&P MidCap 400® Index” in this pricing supplement.

We have provided this historical information to help you evaluate the behavior of each of the basket components in recent years. However, past performance is not indicative of how the basket components will perform in the future. You should also refer to the section “Risk Factors — The Hypothetical Historical Performance of the Basket and the Historical Data on the Basket Components Are Not Indicative of the Actual Amount You Will Receive at Maturity” in this pricing supplement.

What Are the Tax Consequences of Investing in the Notes?

Because the notes are contingent payment debt obligations of Citigroup Funding, U.S. holders of a note will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be 4.55% per year, compounded semi-annually. This tax OID (computed at the assumed comparable yield) will be includible in a U.S. holder’s gross income (as ordinary income) over the term of the note (although holders will receive no payments on the notes prior to maturity). The comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of the tax OID is calculated based on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the note during such periods (with an offsetting ordinary loss). If the amount we actually pay at maturity is, in fact, higher than this assumed amount, then a U.S. holder will be required to include such additional amount as ordinary income. If a U.S. holder disposes of the note prior to maturity, the U.S. holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

We will not apply to list the notes on any securities exchange. There is currently no secondary market for the notes. Citigroup Global Markets currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Citigroup Funding’s and Citigroup Inc.’s affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest.” However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Citigroup Global Markets will also act as calculation agent for the notes. As a calculation agent, Citigroup Global Markets will make determinations with respect to the notes. You should refer to “Risk Factors — The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

Citigroup Funding expects to hedge its obligations under the notes through it or one or more of its affiliates. This hedging activity likely will involve trading in the fund shares, the stocks included in the MSCI Emerging Markets Index, the stocks included in the S&P MidCap 400® Index or in other instruments, such as options, swaps or futures, based upon the basket components or the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index. This hedging activity could affect the value of the basket during the term of the notes and, therefore, the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in Citigroup Funding or its affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “ — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes. The notes are subject to a number of risks. Please refer to the section “Risk Factors” in this pricing supplement.

RISK FACTORS

Because the terms of the notes differ from those of conventional debt securities in that the payment at maturity of the notes will be based on the final basket value of the basket, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the basket and its components and other events that are difficult to predict and beyond our control.

The Appreciation of Your Investment in the Notes Will Be Limited and May Be Zero

The amount of the maturity payment will depend on the percentage change in the final basket value of the basket from its initial basket value. If the final basket value is greater than the initial basket value, your participation in the appreciation of the basket will be limited by the maximum return limit to 70%. In addition, if the final basket value is equal to or less than the initial basket value, the payment you receive at maturity will be limited to the amount of your initial investment in the notes, even if the closing value of the basket is greater than the initial basket value at one or more times during the term of the notes or if the closing value of the basket at maturity exceeds the initial basket value, but the closing value of the basket on the final valuation date is equal to or less than the initial basket value. Because of the possibility of limited or zero appreciation of your initial investment, the notes may provide less opportunity for appreciation than an investment in a similar security that would allow you to participate fully, without any maximum return limit, in the appreciation of the basket or in one or both of the basket components.

You Will Not Receive Any Periodic Payments on the Notes

You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the fund shares or any of the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index.

The Return on the Basket May Be Lower Than the Return on Either One of the Basket Components

The basket components are not equally weighted. Instead, in determining the value of the basket, the return of the fund shares will be weighted 30%, while the return of the S&P MidCap 400® Index will be weighted 70%. Because the value of the basket will be based on the sum of the weighted returns of the fund shares and the S&P MidCap 400® Index, a significant increase in the value of one component of the basket during the term of the notes but not the other component may be substantially or entirely offset by a decrease in the value of the other component of the basket during the term of the notes. This may cause your return on the notes to be less than the return on a similar instrument linked to just one of the components of the basket.

No Principal Protection Unless You Hold the Notes to Maturity

You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The notes do not pay any interest. As a result, if the basket percent change is less than approximately 33.97%, the yield on the notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Hypothetical Historical Performance of the Basket and the Historical Data on the Basket Components Are Not Indicative of the Actual Amount You Will Receive at Maturity

The hypothetical historical performance of the basket and the historical data on the basket components, which are included in this pricing supplement, should not be taken as an indication of the future performance of the basket or the actual amount you will receive at maturity on the notes. Changes in the price or level of the basket components will affect the value of the basket and the market value of the notes, but it is impossible to predict whether the price or level of the basket components will fall or rise.

The Notes Are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the Notes, and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Fund Shares or the Stocks Included in the S&P MidCap 400® Index

Your return on the notes will not reflect the return you would realize if you actually owned the fund shares or the stocks included in the S&P MidCap 400® Index. The value of the basket is calculated based on the weighted return of the basket components without taking into consideration the value of any dividends paid on the fund shares or the stocks included in the S&P MidCap 400® Index. As a result, the return on the notes may be less than the return you could have realized if the dividends paid on the fund shares or the stocks included in the S&P MidCap 400® Index were included in the calculation of the value of the basket. In addition, your participation in the appreciation, if any, of the basket will be limited by the maximum return limit to 70%.

Special U.S. Federal Income Tax Rules Will Apply to U.S. Holders

The notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and by accepting a note, each holder of a note agrees to this treatment of the note. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. holder will be required to accrue interest income on the note although U.S. holders will receive no payments with respect to the note before maturity and regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. In addition, upon the sale, exchange or other disposition of a note, including redemption of the note at maturity, a U.S. holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

The Price at Which You Will Be Able To Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for each of them, the value of the basket and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Value of the Basket.    We expect that the market value of the notes will depend substantially on the relationship between the initial value of the basket and the future value of the basket. However, changes in the value of the basket may not always be reflected, in full or in part, in the market value of the notes. For example, if you choose to sell your notes when the value of the basket exceeds its initial basket value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the basket will continue to fluctuate between that time and the time when the final basket value of the basket is determined. In addition, if you choose to sell your notes when the value of the basket is below its initial basket value, you may receive less than the amount you originally invested in the notes.

Trading prices of the fund shares and the level of the S&P MidCap 400® Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the fund shares or the stocks included in the S&P MidCap 400® Index are traded, and by various circumstances that can influence the values of fund shares and the stocks in a specific market segment or of a particular stock. Citigroup Funding’s hedging activities in the fund shares or the stocks included in the S&P MidCap 400® Index, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the fund shares and the stocks included in the S&P MidCap 400® Index and therefore the value of the basket.

Volatility of the Basket.    Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the basket changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Companies Included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index.    General economic conditions and earnings results of the companies whose stocks are included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index and real or anticipated changes in those conditions or results may affect the value of the basket and thus, the market value of the notes. In addition, if the dividend yields on these stocks increase, we expect that the market value of the notes may decrease because value of the basket does not incorporate the value of dividend payments. Conversely, if dividend yields on these stocks decrease, we expect that the market value of the notes may increase.

Interest Rates.    We expect that the market value of the notes will be affected by changes in U.S. interest rates. If U.S. interest rates change during the term of the notes, the market value of the notes may decrease.

Time Premium or Discount.    As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the basket, which disparity is expected to be larger the longer the time remaining to the maturity of the notes. A “time premium” or “discount” results from expectations concerning the value of the basket during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities.    Hedging activities related to the notes by one or more of our affiliates will likely involve trading in fund shares, the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index, or in other instruments, such as options, swaps or futures, based upon the basket components or the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity during the term of the notes could affect the value of the basket and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Fees and Projected Hedging Profits.    The price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

Currency Exchange Rate Risks.    Because the price of the fund shares generally reflects the U.S. dollar value of the securities represented in the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risks with respect to relevant currencies in which most or all of the securities or underlying securities represented in the MSCI Emerging Markets Index trade. An investor’s net exposure will depend on the extent to which relevant currencies strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against relevant currencies, the price of the fund shares will be adversely affected and the amount you receive at maturity or the market value upon sale prior to maturity may be reduced.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

You May Not Be Able To Sell Your Notes if an Active Trading Market Does Not Develop

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Although Citigroup Global Markets intends to make a market in the notes, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes it is likely that there would be no secondary market for the notes.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Fund Shares, the Stocks Included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index or Related Derivative Instruments by Affiliates of Citigroup Funding

Citigroup Funding’s and Citigroup Inc.’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the fund shares, the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index or related derivative instruments for their own accounts in connection with their normal business practices or in connection with hedging Citigroup Funding’s obligations under the notes. These transactions could affect the value of the basket and therefore the market value of the notes.

The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes.

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial basket value, the final basket value and the basket percent change, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a basket determination date, market disruption events and the calculation of any value of either of the basket components in the event of the unavailability, modification or discontinuance of such basket component, may adversely affect the payment to you at maturity.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

Citigroup Funding expects to hedge its obligations under the notes through it or one or more of its affiliates. This hedging activity will likely involve trading in fund shares, the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index, or other instruments, such as options, swaps or futures, based upon the basket components or the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index. This hedging activity may present a conflict between your interest in the notes and the interests Citigroup Funding and its affiliates have in executing, maintaining and adjusting its hedge transactions because it could affect the value of the basket and therefore the determination of the payment due at maturity. It could also be adverse to your interest if it affects the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging Citigroup Funding’s obligation under the notes involves risk and may be influenced by a number of factors, it is possible that Citigroup Funding or its affiliates may profit from its hedging activity, even if the market value of the notes declines.

You Will Have No Rights Against the Publisher of the S&P MidCap 400® Index, the MSCI Emerging Markets Index, the Issuer of the Fund Shares or Any Issuer of Any Stock Included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index

You will have no rights against the publisher of the S&P MidCap 400® Index, the MSCI Emerging Markets Index, the issuer of the fund shares, or any issuer of any stock included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index, even though the amount you receive at maturity, if any, will depend on the weighted values of the basket components, and such values are based on the prices of the fund shares and the stocks included in the S&P MidCap 400® Index. By investing in the notes you will not acquire the fund shares or any shares of the stocks and you will not receive any dividends or other distributions, if any, with respect to the fund shares or any of the stocks. Moreover, you will not have voting or any other rights with respect to the fund shares or any of the stocks. Neither the issuer of the fund shares nor the publishers of the MSCI Emerging Markets Index and the S&P MidCap 400® Index are in any way involved in this offering or have any obligations relating to the notes or to the holders thereof.

The Price of the Fund Shares May Not Completely Track the Value of the MSCI Emerging Markets Index

Although the price of the fund shares is expected to generally mirror the value of the MSCI Emerging Markets Index, the price of the fund shares may not completely track the value of the MSCI Emerging Markets Index. The price of the fund shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index. Additionally, because the iShares® MSCI Emerging Markets Fund may hold a small percentage of stocks other than the stocks underlying the MSCI Emerging Markets Index, the price of the fund shares may not fully replicate the performance of the MSCI Emerging Markets Index. See “Description of the Basket Components — Description of the Fund Shares” in this pricing supplement.

The Price of the Fund Shares and the Notes Will Be Affected by Conditions in the Relevant Securities Markets

The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the fund have been issued by companies in different emerging markets and are traded on the different stock exchanges. Although the price of the fund shares is not directly tied to the value of the MSCI Emerging Markets Index or the price of the stocks included in the MSCI Emerging Markets Index, the price of the fund shares is expected to correspond generally to the value of those publicly traded equity securities in the relevant equity markets, as compiled and weighted by the MSCI Emerging Markets Index.

Investments in securities linked to the value of the international equity markets involve certain risks. The emerging markets may be more volatile than the U.S. or other securities markets. Also, there is generally less publicly available information about foreign companies than about U.S. companies, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices in emerging markets are subject to political, economic, financial and social factors that apply in such emerging markets. These factors, which could negatively affect the securities markets in relevant emerging markets, include the possibility of recent or future changes in the political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in relevant equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the economies of emerging markets may differ favorably or unfavorably from the U.S. economy in such respects as the growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18. 2009 on the SEC Web site):

•	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

•	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Principal Protected Notes Based on the Value of a Basket of the iShares® MSCI Emerging Markets Index Fund and the S&P MidCap 400® Index due May 24, 2016 (the “Notes”) are investments linked to a basket based upon an exchange-traded fund and an equity index offered by Citigroup Funding Inc. having a maturity of six years. The return on the Notes, if any, and the maturity payment are based on the value of the basket during the period from the Pricing Date up to and including the Final Valuation Date. The value of the basket is based upon the change in the closing price of shares of the iShares® MSCI Emerging Markets Index Fund (the “Fund Shares”) and the closing level of the S&P MidCap 400® Index during that same time period. In determining the value of the basket, the return of the Fund Shares will be weighted 30%, while the return of the S&P MidCap 400® Index will be weighted 70%.

The Notes are 100% principal protected if held to maturity, subject to the credit risk of Citigroup Inc. The Notes will pay an amount at maturity that will depend on the amount, expressed as a percentage, if any, by which (i) the arithmetic average of the closing values of the basket on each Basket Determination Date beginning on February 19, 2016 (90 calendar days prior to the Final Valuation Date) up to and including the Final Valuation Date (the “Final Basket Value”) exceeds (ii) 100, the value the basket was set to on the Pricing Date (the “Initial Basket Value”). If the Final Basket Value is less than or equal to the Initial Basket Value, the payment you receive at maturity for each note you hold will equal $1,000, the amount of your original investment in the Notes. If the Final Basket Value is greater than the Initial Basket Value, the payment you receive at maturity will be greater than the amount of your original investment in the Notes, provided that the maximum return on your investment in the Notes will be limited to 70%. As a result of the maximum return limit, the maximum payment you could receive at maturity, including principal, is $1,700.00 per Note and may be less than the payment you would receive on an instrument directly linked to the basket or the basket components.

The Notes mature on May 24, 2016, and do not provide for earlier redemption by you or by us. The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be $5,000,000 (5,000 Notes). The Notes will constitute part of the senior debt of Citigroup Funding Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. All payments on the Notes, including any payment of principal, are subject to the credit risk of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $1,000 per Notes and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any periodic payments of interest or any other payments on the Notes until maturity. You will not be entitled to receive dividend payments or other distributions, if any, made on the Fund Shares or any of the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index.

Payment at Maturity

The Notes will mature on May 24, 2016. At maturity, you will receive for each Note you hold an amount in cash equal to the sum of $1,000 and a Supplemental Redemption Amount, which may be positive or zero. The amount payable to you at maturity is dependent upon the percentage change in the value of the basket from its Initial Basket Value; provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the Notes and provided, further, that the maximum return on your investment in the Notes will be limited to 70%. As a result, in no circumstance will the amount you receive at maturity, including principal, be more than $1,700.00 per Note.

Supplemental Redemption Amount

The Supplemental Redemption Amount will be based on the amount, expressed as a percentage, if any, by which the Final Basket Value exceeds the Initial Basket Value. The Supplemental Redemption Amount will equal the product of:

$1,000 × Basket Percent Change

provided that the Supplemental Redemption Amount will not be less than zero nor more than $700.00 per Note.

The “Basket Percent Change,” which is presented in this pricing supplement as a percentage, will equal the following fraction:

Final Basket Value – Initial Basket Value

Initial Basket Value

The “Initial Basket Value” was set to equal 100 on the Pricing Date based on the sum of (i) the product of the closing price of the Fund Shares on the Pricing Date and its basket composition ratio and (ii) the product of the closing level of the S&P MidCap 400® Index on the Pricing Date and its basket composition ratio.

The “Final Basket Value” will be the arithmetic average of the closing values of the basket on each Basket Determination Date beginning on February 19, 2016 (90 calendar days prior to the Final Valuation Date) up to and including the Final Valuation Date. The closing value of the basket on each Basket Determination Date will equal the sum of (i) the product of the closing price of the Fund Shares on that day and its basket composition ratio and (ii) the product of the closing level of the S&P MidCap 400® Index on that day and its basket composition ratio.

The basket composition ratio for the Fund Shares is 0.78844, which is 30 divided by $38.05, the closing price of the Fund Shares on the Pricing Date. The basket composition ratio for the S&P MidCap 400® Index is 0.09077, which is 70 divided by 771.22, the closing level of the S&P MidCap 400® Index on the Pricing Date.

The “Pricing Date” means May 19, 2010, the date on which the notes were priced for initial sale to the public.

The “Final Valuation Date” will be May 19, 2016, the third Basket Determination Date before the maturity date.

The closing price of the Fund Shares (or any other security for which a closing price must be determined, as described under “— Delisting or Suspension of Trading in the Fund Shares; Termination of the MSCI Emerging Markets Index” below) on any relevant Basket Determination Date will be (1) if the shares are listed on a national securities exchange on that Basket Determination Date, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the shares are listed or admitted to trading or (2) if the shares are not listed on a national securities exchange on that Basket Determination Date, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the shares are listed or admitted to trading on such exchange), the last quoted bid price for the shares in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The term “OTC Bulletin Board” will include any successor to such service.

If the closing price of the Fund Shares or the closing level of the S&P MidCap 400® Index is not available on any relevant Basket Determination Date because of a Market Disruption Event or otherwise,

—

the closing price of the Fund Shares or other security will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Fund Shares or other security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our or their affiliates), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent; and

—

the closing level of the S&P MidCap 400® Index will be the arithmetic mean, as determined by the Calculation Agent, of the value of the index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our or their affiliates), but not exceeding three such dealers, as will make such level available to the Calculation Agent, in each case, unless deferred by the Calculation Agent. The determination of the value of the basket by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Basket Determination Dates on which a Market Disruption Event is occurring, but not past the Basket Determination Date prior to maturity.

A “Basket Determination Date” means a day, as determined by the Calculation Agent, on which

—

trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States; and

—

the S&P MidCap 400® Index, or any successor index, is calculated and published and on which securities comprising more than 80% of the value of the index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing level of the index.

A “Market Disruption Event”, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) the Fund Shares (or any other security for which a closing price must be determined) on any exchange or market, (b) stocks which then comprise 20% or more of the value of the MSCI Emerging Markets Index or any successor index or the S&P MidCap 400® Index or any successor index, (c) any option or futures contracts relating to the Fund Shares (or other security) or the S&P MidCap 400® Index or any successor index, or any options on such futures contracts, or (d) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the S&P MidCap 400® Index or any successor index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI Emerging Markets Index or any successor index or the S&P MidCap 400® Index or any successor index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the relevant index will be based on a comparison of the portion of the value of the relevant index attributable to that security relative to the overall value of the relevant index, in each case immediately before that suspension or limitation.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on your broker and the beneficial owners of the Notes, absent manifest error.

Maturity Payment — Hypothetical Examples

The Basket Percent Change and, therefore, the Supplemental Redemption Amount, are dependent on the percentage change in the Final Basket Value of the basket from its Initial Basket Value. Because the value of the basket may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Final Basket Values of the basket on the amount payable on the Notes at maturity. All of the hypothetical examples assume the following:

•	Issue Price: $1,000 per Note

•	Initial Basket Value: 100

•	Hypothetical Maximum Return: 70%

•	Term of the Notes: six years

•	The Notes are held to maturity.

As demonstrated by the table below, if the Basket Percent Change is 0% or less, you will receive an amount at maturity equal to $1,000 per Note, the amount of your initial investment in the Notes. If the Basket Percent Change is greater than 0%, you will receive an amount at maturity that is greater than your initial investment in the Notes, subject to the maximum return.

Hypothetical Final Basket Value (1)	Hypothetical Basket Return Percentage	Principal Amount	Hypothetical Supplemental Redemption Amount (2)	Hypothetical Payment at Maturity (3)	Hypothetical Total Return on the Notes	Hypothetical per annum Return on the Notes (4)
0	-100.00%	$1,000.00	$0.00	$1,000.00	0.00%	0.00%
50	-50.00%	$1,000.00	$0.00	$1,000.00	0.00%	0.00%
60	-40.00%	$1,000.00	$0.00	$1,000.00	0.00%	0.00%
70	-30.00%	$1,000.00	$0.00	$1,000.00	0.00%	0.00%
80	-20.00%	$1,000.00	$0.00	$1,000.00	0.00%	0.00%
90	-10.00%	$1,000.00	$0.00	$1,000.00	0.00%	0.00%
100	0.00%	$1,000.00	$0.00	$1,000.00	0.00%	0.00%
110	10.00%	$1,000.00	$100.00	$1,100.00	10.00%	1.67%
120	20.00%	$1,000.00	$200.00	$1,200.00	20.00%	3.33%
130	30.00%	$1,000.00	$300.00	$1,300.00	30.00%	5.00%
140	40.00%	$1,000.00	$400.00	$1,400.00	40.00%	6.67%
150	50.00%	$1,000.00	$500.00	$1,500.00	50.00%	8.33%
160	60.00%	$1,000.00	$600.00	$1,600.00	60.00%	10.00%
170	70.00%	$1,000.00	$700.00	$1,700.00	70.00%	11.67%
180	80.00%	$1,000.00	$700.00	$1,700.00	70.00%	11.67%
190	90.00%	$1,000.00	$700.00	$1,700.00	70.00%	11.67%
200	100.00%	$1,000.00	$700.00	$1,700.00	70.00%	11.67%

(1)

Hypothetical Final Basket Value equals the arithmetic average of the closing values of the basket on each Basket Determination Date beginning on the 90th calendar day prior to the Final Valuation Date up to and including the Final Valuation Date.

(2)	Hypothetical Supplemental Redemption Amount = $1,000.00 × Hypothetical Basket Percent Change, provided that the Hypothetical Supplemental Redemption Amount will not be less than zero nor more than $700.00 per Note (due to the Hypothetical Maximum Return of 70%).

(3)	Hypothetical Payment at Maturity = $1,000.00 + Hypothetical Supplemental Redemption Amount.

(4)	Calculated on a simple interest basis.

The examples above are for purposes of illustration only. The actual maturity payment will depend on the actual Supplemental Redemption Amount, which, in turn, will depend on the actual Final Basket Value and maximum return.

Delisting or Suspension of Trading in the Fund Shares; Termination of the MSCI Emerging Markets Index

If the Fund Shares are delisted from, or trading of the Fund Shares is suspended on, the New York Stock Exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Fund Shares (any such securities, “successor shares”), the value of such successor shares will be substituted for all purposes, including but not limited to determining the closing price of the Fund Shares on each relevant Basket Determination Date. Upon any selection by the Calculation Agent of successor shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Notes.

If the Fund Shares are delisted from, or trading of the Fund Shares is suspended on, the New York Stock Exchange and successor shares that the Calculation Agent determines to be comparable to the Fund Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the closing price of the Fund Shares on each relevant Basket Determination Date. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Notes.

If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Termination Event”), the closing price of the Fund Shares on each relevant Basket Determination Date from the date of the Termination Event up to and including the Final Valuation Date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the closing value of the MSCI Emerging Markets Index (or any successor index, as defined below) on such Business Day (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index following such Termination Event) equal to that part of the closing value of the MSCI Emerging Markets Index represented by the closing price of the Fund Shares on the Basket Determination Date prior to the occurrence of such Termination Event on which a closing value of the MSCI Emerging Markets Index was available.

The Calculation Agent will cause notice of the Termination Event and calculation of the closing price as described above to be furnished to registered holders of the Notes.

If a Termination Event has occurred and Morgan Stanley Capital International Inc. discontinues publication of the MSCI Emerging Markets Index or if it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the MSCI Emerging Markets Index, then the value of the MSCI Emerging Markets Index will be determined by reference to the value of that index, which we refer to as a “successor index.” Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to the registered holders of the Notes.

If a Termination Event has occurred and Morgan Stanley Capital International Inc. discontinues publication of the MSCI Emerging Markets Index and a successor index is not selected by the Calculation Agent or is no longer published on each relevant Basket Determination Date from the date of the Termination Event up to and including the Final Valuation Date, the value to be substituted for the MSCI Emerging Markets Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the MSCI Emerging Markets Index prior to any such discontinuance. In such case, on each relevant Basket Determination Date until and including the date on which a determination by the Calculation Agent is made that a successor index is available, the Calculation Agent will determine the value that is to be used in determining the value of the MSCI Emerging Markets Index as described in this paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the basket and the Notes in any secondary market.

If a successor index is selected or the Calculation Agent calculates a value as a substitute for the MSCI Emerging Markets Index as described above, the successor index or value will be substituted for the MSCI Emerging Markets Index for all purposes, including for purposes of determining whether a Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the basket and the Notes in any secondary market.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on your broker and the beneficial owners of the Notes, absent manifest error.

Discontinuance of the S&P MidCap 400® Index

If S&P’s discontinues publication of the index or another entity publishes a successor of substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the index, then the level of the index will be determined by reference to the level of that index, which we refer to as a “successor index.”

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to us and the institutional trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If S&P’s discontinues publication of the index and a successor index is not selected by the Calculation Agent or is no longer published on any relevant Basket Determination Date, the level to be substituted for the closing level of the index for that date will be a level computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the index prior to any such discontinuance.

If S&P’s discontinues publication of the index prior to the determination of the Supplemental Redemption Amount and the Calculation Agent determines that no successor index is available at that time, then on each relevant Basket Determination Date until the earlier to occur of (a) the determination of the Supplemental Redemption Amount and (b) a determination by the Calculation Agent that a successor index is available, the Calculation Agent will determine the level that is to be used in computing the level of the index as described in the preceding paragraph. The Calculation Agent will cause notice of daily closing levels to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the basket and the Notes in any secondary market.

If a successor index is selected or the Calculation Agent calculates a level as a substitute for the index as described above, the successor index or level will be substituted for the index for all purposes, including for purposes of determining whether a Basket Determination Date or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the basket and the Notes in any secondary market.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on your broker and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the S&P MidCap 400® Index, the MSCI Emerging Markets Index or any successor index is changed in any material respect, or if the or a successor index is in any other way modified so that the value of the index or the successor index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the index or the successor index. Accordingly, if the method of calculating the index or the successor index is modified so that the value of the index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the index in order to arrive at a value of the index as if it had not been modified.

Dilution Adjustments

The closing price of the Fund Shares on the Pricing Date will be subject to adjustment from time to time in certain situations. If the closing price is so adjusted, the related basket composition ratio will be recalculated by dividing the adjusted Fund Share price by 30. Any such adjustment may also impact the Final Basket Value and the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the iShares® MSCI Emerging Markets Index Fund, after the Pricing Date,

(1) pays a share dividend or makes a distribution with respect to the Fund Shares in the form of the Fund Shares (excluding any share dividend or distribution for which the number of the Fund Shares paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits the Fund Shares into a greater number of shares,

(3) combines the Fund Shares into a smaller number of shares, or

(4) issues by reclassification of the Fund Shares other shares,

then, in each of these cases, the closing price of the Fund Shares on the Pricing Date will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of Fund Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock, and the denominator of which will be the number of the Fund Shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no Fund Shares are outstanding, the closing price of the Fund Shares on the Pricing Date will be determined by reference to the other shares issued by the fund in the reclassification.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Fund Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Fund, and

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the closing price of the Fund Shares will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the iShares® MSCI Emerging Markets Index Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the closing price of the Fund Shares on the Pricing Date will be further adjusted to the closing price that would then have been in effect had adjustment for the event not been made.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.25% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 17308CPQ3.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE BASKET

General

Citigroup Global Markets, as Calculation Agent, will determine the value of the basket as described below. The basket will represent the weighted returns of the Fund Shares and the S&P MidCap 400® Index from the Pricing Date through the Final Valuation Date. Each basket component was initially weighted as set forth below, based on its closing price or closing level, as applicable, on the Pricing Date to achieve a starting value of 100 for the basket on that date:

Basket Component	Initial Percentage of Basket	Closing Price/Level on the Pricing Date	Basket Composition Ratio
iShares® MSCI Emerging Markets Index Fund	30%	$38.05	0.78844
S&P MidCap 400® Index	70%	771.22	0.09077

The value of the basket on the Pricing Date was set to equal 100. The value of the basket on any Basket Determination Date thereafter, including the Final Valuation Date, will equal the sum of (i) the product of the closing price of the Fund Shares on that day and its basket composition ratio and (ii) the product of the closing level of the S&P MidCap 400® Index on that day and its basket composition ratio.

Please note that an investment in the Notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the Fund Shares or any of the stocks included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index.

Hypothetical Historical Performance of the Basket

The following graph sets forth the hypothetical historical closing levels of the basket on each Basket Determination Date from January 3, 2005 through May 19, 2010. The closing value of the basket on January 3, 2005 is set to equal 100. Hypothetical past movements of the basket are not indicative of future closing values.

DESCRIPTION OF THE BASKET COMPONENTS

Description of the Fund Shares

iShares, Inc. and the iShares® MSCI Emerging Markets Index Fund

According to publicly available documents, the iShares® MSCI Emerging Markets Index Fund (the “Fund”) is one of numerous separate investment portfolios called “funds,” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the reporting period ended February 28, 2010) and other information with the SEC. iShares, Inc.’s reports and other information are available to the public on the SEC Web site at www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed as an equity benchmark for international stock performance. It is designed to measure equity market performance in the global emerging markets. As of April 30, 2010, the fund’s holdings by top countries, with the holding of each of the top countries expressed as a percentage of total fund holdings in parentheses, were: China (17.04%), Brazil (15.56%), South Korea (13.08%), Taiwan (10.69%), South Africa (7.92%), India (6.75%), Russia (5.80%), Mexico (4.75%), Israel (2.74%), and Indonesia (2.52%). As of April 30, 2010, the fund’s five largest holdings were Samsung Electronics (GDR REG S 144A), Petroleo Brasileiro S.A. (ADR), Taiwan Semiconductor (SP ADR), Banco Itau Holding Financeira SA (ADR), and Vale SA (ADR).

The Fund uses a “Representative Sampling” strategy to try to track the MSCI Emerging Markets Index, which means it invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. In order to improve its portfolio liquidity and its ability to track the underlying index, the Fund may invest up to 10% of its assets in shares of other iShares funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

The Fund’s top portfolio holdings can be found on the iShares® Web site, available at www.ishares.com. Funds like the iShares® MSCI Emerging Markets Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the Fund’s top holdings may be requested by calling 1-800-iShares or by visiting the iShares® Web site.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares, Inc.’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the Fund or the offering of the Notes. No representation is made that the publicly available information about iShares, Inc. or the Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It was launched on April 7, 2003 at an initial price of $33.33. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of April 30, 2010 were as follows: Financials (24.18%), Energy (14.37%), Information Technology (14.32%), Materials (14.18%), and Telecommunication Services (8.46%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra on its Web site.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last Business Day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i)	define the equity universe of listed securities within the emerging market countries;

(ii)	adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI

Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last Business Day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last Business Day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

Historical Data on the Fund Shares

The following table sets forth the high, low and quarter-end closing prices of the Fund Shares for each quarterly period from January 3, 2005 through May 19, 2010. These historical data on the Fund Shares are not indicative of the future performance of the Fund Shares or what the market value of the Notes may be. Any historical upward or downward trend in the value of the Fund Shares during any period set forth below is not an indication that the Fund Shares are more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	End
2005
Quarter
First	$ 24.65	$ 21.23	$ 22.54
Second(1)	24.37	21.67	23.83
Third	28.32	23.93	28.32
Fourth	29.83	25.07	29.40
2006
Quarter
First	33.59	30.43	33.02
Second	37.03	27.34	31.23
Third	33.14	29.20	32.29
Fourth	38.15	31.80	38.10
2007
Quarter
First	39.53	35.03	38.75
Second	44.42	39.13	43.82
Third	50.11	39.50	49.78
Fourth	55.64	47.27	50.10
2008
Quarter
First	50.37	42.17	44.79
Second	51.70	44.43	45.19
Third	44.43	31.33	34.53
Fourth	33.90	18.22	24.97
2009
Quarter
First	27.09	19.94	24.81
Second	34.64	25.65	32.23
Third	39.29	30.75	38.91
Fourth	42.07	37.56	41.50
2010
Quarter
First	43.22	36.83	42.12
Second (through May 19)	43.98	37.99	38.05

The closing price of the Fund Shares on May 19, 2010 was $38.05.

(1) A three-for-one stock split of the Fund Shares became effective on June 8, 2005. These prices have been adjusted to reflect that split.

The following graph illustrates the historical performance of the Fund Shares based on the closing price thereof at the end of each Business Day from January 3, 2005 through May 19, 2010. Past movements of the index are not indicative of future index values.

Description of the S&P MidCap 400® Index

Unless otherwise stated, all information on the S&P MidCap 400® Index provided in this pricing supplement is derived from S&P or other publicly available sources. The S&P MidCap 400® Index is published by S&P and is intended to provide a performance benchmark for the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of companies with mid-sized market capitalizations, primarily ranging from $0.85 billion to $3.8 billion.

As of May 19, 2009, the aggregate market value of the companies included in the S&P MidCap 400® Index represented approximately 7% of the aggregate market value of the U.S. equities market. As of May 19, 2010, the largest five sectors represented by the S&P MidCap 400® Index with the percentage of all sectors covered by the index indicated in parentheses were: Financials (20.80%), Information Technology (15.01%), Consumer Discretionary (14.76%), Industrials (14.50%), and Health Care (12.18%).

THE S&P MIDCAP 400® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P MidCap 400® Index

The calculation of the value of the S&P MidCap 400® Index is based on the relative value of the aggregate S&P MidCap 400® Market Value of the common stocks of 400 companies (the “S&P MidCap 400 Component Stocks”) as of a particular time as compared to the aggregate average S&P MidCap 400® Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The “S&P MidCap 400® Market Value” of any S&P MidCap 400® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P MidCap 400® Component Stock. S&P chooses companies for inclusion in the S&P MidCap 400® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above. Relevant criteria employed by S&P include U.S. company status, market capitalization in the range of $0.85 billion to $3.8 billion, financial viability, a public float of at least 50%, adequate liquidity and reasonable price, sector representation and status as an operating company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the S&P MidCap 400® Market Value and trading activity of the common stock of that company.

The S&P MidCap 400 Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400® Index reflects the total S&P MidCap 400® Market Value of all 400 Component Stocks relative to the S&P MidCap 400® Index’s base period of June 28, 1991 (the “S&P MidCap 400® Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total S&P MidCap 400® Market Value of the S&P MidCap 400® Component Stocks during the S&P MidCap 400® Base Period has been set equal to an indexed value of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total S&P MidCap 400 Market Value of the S&P MidCap 400® Component Stocks by a number called the S&P MidCap 400® Index Divisor. By itself, the S&P MidCap 400® Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400® Index, it is the only link to the original base period value of the S&P MidCap 400® Index. The S&P MidCap 400® Index Divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400 Index (“S&P MidCap 400® Index Maintenance”).

The calculation of the value of the S&P MidCap 400® Index is based on the relative value of the aggregate S&P MidCap 400 Market Value of the common stocks of 400 companies (the “S&P MidCap 400 Component Stocks”) as of a particular time as compared to the aggregate average S&P MidCap 400® Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The “S&P MidCap 400® Market Value” of any S&P MidCap 400® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P MidCap 400® Component Stock. S&P chooses companies for inclusion in the S&P MidCap 400® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above. Relevant criteria employed by S&P include U.S. company status, market capitalization in the range of $0.85 billion to $3.8 billion, financial viability, a public float of at least 50%, adequate liquidity and reasonable price, sector representation and status as an operating company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the S&P MidCap 400® Market Value and trading activity of the common stock of that company.

The S&P MidCap 400 Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400® Index reflects the total S&P MidCap 400® Market Value of all 400 Component Stocks relative to the S&P MidCap 400® Index’s base period of June 28, 1991 (the “S&P MidCap 400® Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total S&P MidCap 400® Market Value of the S&P MidCap 400® Component Stocks during the S&P MidCap 400® Base Period has been set equal to an indexed value of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total S&P MidCap 400 Market Value of the S&P MidCap 400® Component Stocks by a number called the S&P MidCap 400® Index Divisor. By itself, the S&P MidCap 400® Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400® Index, it is the only link to the original base period value of the S&P MidCap 400® Index. The S&P MidCap 400® Index Divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400 Index (“S&P MidCap 400® Index Maintenance”).

Maintenance of the S&P MidCap 400® Index

S&P MidCap 400 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P MidCap 400® Index from changing due to corporate actions, all corporate actions that affect the total S&P MidCap 400® Market Value of the S&P MidCap 400® Index require an S&P MidCap 400® Index Divisor adjustment. By adjusting the S&P MidCap 400® Index Divisor for the change in total S&P MidCap 400® Market Value, the value of the S&P MidCap 400® Index remains constant. This helps maintain the value of the S&P MidCap 400® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap 400® Index does not reflect the corporate actions of individual companies in the S&P MidCap 400® Index. All S&P MidCap 400® Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P MidCap 400® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400® Index and do not require S&P MidCap 400® Index Divisor adjustments.

The table below summarizes the types of S&P MidCap 400® Index maintenance adjustments and indicates whether or not an S&P MidCap 400® Index Divisor adjustment is required.

Type of Corporate Action	S&P Adjustment Factor	Divisor Adjustment Required

Stock split (i.e., 2x1)	Shares Outstanding times 2; Stock Price divided by 2	No

Share issuance (i.e., Change > 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., Change > 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Price of parent company minus Price of Rights (Right Ratio)	Yes

Spin-offs	Price of parent company minus Price of Spin-off Co. (Share Exchange Ratio)	Yes

Stock splits and stock dividends do not affect the S&P MidCap 400® Index Divisor of the S&P MidCap 400® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the S&P MidCap 400® Market Value of the S&P MidCap 400® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-dividend date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P MidCap 400® Index Divisor has the effect of altering the S&P MidCap 400® Market Value of the S&P MidCap 400® Component Stock and consequently of altering the aggregate S&P MidCap 400® Market Value of the S&P MidCap 400® Component Stocks (the “Post-Event Aggregate S&P MidCap 400® Market Value”). In order that the level of the S&P MidCap 400® Index (the “Pre-Event S&P MidCap 400® Index Value”) not be affected by the altered S&P MidCap 400® Market Value (whether increase or decrease) of the affected S&P MidCap 400® Component Stock, a new S&P MidCap 400® Index Divisor (“S&P MidCap 400® New Divisor”) is derived as follows:

Post - Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post - Event Aggregate Market Value
Pre - Event Index Value

A large part of the S&P MidCap 400® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap 400® Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the S&P MidCap 400® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P MidCap 400® Index Divisor is adjusted to compensate for the net change in the total S&P MidCap 400® Market Value of the S&P MidCap 400® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P MidCap 400® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P MidCap 400® Index Divisor.

Historical Data on the S&P MidCap 400® Index

The following table sets forth the high, low and quarter-end closing levels of the S&P MidCap 400® Index for each quarter in the period from January 3, 2005 through May 19, 2010. These historical data on the S&P MidCap 400® Index are not indicative of the future performance of the S&P MidCap 400® Index or what the market value of the Notes may be. Any historical upward or downward trend in the level of the S&P MidCap 400® Index during any period set forth below is not an indication that the S&P MidCap 400® Index is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	End
2005
Quarter
First	682.42	629.91	658.87
Second	693.28	627.38	684.94
Third	725.02	689.88	716.33
Fourth	749.61	672.12	738.05
2006
Quarter
First	792.11	749.02	792.11
Second	817.95	716.62	764.87
Third	770.44	712.86	754.25
Fourth	820.37	748.13	804.37
2007
Quarter
First	867.61	800.40	848.47
Second	925.90	852.41	895.51
Third	926.23	819.97	885.06
Fourth	917.18	821.32	858.20
2008
Quarter
First	847.56	744.89	779.51
Second	897.27	797.80	818.99
Third	824.99	698.21	727.29
Fourth	718.88	417.12	538.28
2009
Quarter
First	559.37	404.62	489.00
Second	598.71	494.45	578.14
Third	706.30	546.53	691.02
Fourth	739.71	659.15	726.67
2010
Quarter
First	799.95	692.52	789.90
Second (through May 19)	849.82	756.64	771.22

The closing level of the S&P MidCap 400® Index on May 19, 2010 was 771.22.

The following graph illustrates the historical performance of the S&P MidCap 400® Index based on the closing level thereof on each Business Day from January 3, 2005 through May 19, 2010. Past movements of the S&P MidCap 400® Index are not indicative of future index levels.

License Agreement with S&P

S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial products, including the Notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P MidCap 400® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Notes into consideration in determining, composing or calculating the S&P MidCap 400® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the S&P MidCap 400® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date on which the Notes are initially priced for sale to the public, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations or taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, and persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

Tax Characterization of the Notes

Citigroup Funding will treat each Note for U.S. federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to U.S. Treasury regulations governing contingent debt instruments generally (the “Contingent Debt Regulations”). Each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder’s agreement thereto.

United States Holders

Taxation of Interest. A U.S. Holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a “noncontingent bond method” to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a U.S. Holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 4.55%, compounded semi-annually (the “comparable yield”). The comparable yield is based on a rate at which Citigroup Funding could issue a fixed rate debt instrument with terms comparable to those of the Notes and no contingent payments. In addition, solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a U.S. Holder of a Note will be assumed to be entitled to receive, in respect of each Note, a payment of $1,309.91 at maturity (the “Projected Payment Amount”). The Projected Payment Amount is calculated as the amount required to produce the comparable yield, taking into account the Note’s issue price.

The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of or payment to be made in respect of a Note. The comparable yield and the Projected Payment Amount do not necessarily represent Citigroup Funding’s expectations regarding such yield or the amount of such payment.

Each Note will be issued at par. However, there will be original issue discount for U.S. federal income tax purposes (“Tax OID”) because a U.S. Holder must accrue income at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, a U.S. Holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the “daily portions” of Tax OID on the Note for all days during the taxable year that the U.S. Holder owns the Note. As a result, U.S. Holders of Notes, including U.S. Holders that employ the cash method of tax accounting, will be required to include amounts in respect of Tax OID accruing on Notes in taxable income each year although holders will receive no payments on the Notes prior to maturity.

The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The “adjusted issue price” of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a U.S. Holder buys a Note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note for each of the following periods: $27.53 in 2010; $47.29 in 2011; $49.46 in 2012; $51.74 in 2013; $54.12 in 2014; $56.61 in 2015; and $23.15 in 2016 (adjusted as described below).

Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder receives actual payments with respect to the Notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the Contingent Debt Regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income, which will increase the total amount of Tax OID for that taxable year. Accordingly, the amount of taxable income that a U.S. Holder may be required to report with respect to the Note for a particular year may exceed both the amount of Tax OID and the actual cash payments received.

If a U.S. Holder receives in a taxable year actual payments with respect to the Notes that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the Contingent Debt Regulations equal to the amount of such deficit. This adjustment will reduce the U.S. Holder’s interest income on the Notes for that taxable year, which will decrease the total amount of Tax OID for that taxable year. Accordingly, the amount of taxable income that a U.S. Holder may be required to report with respect to the Note for a particular year may differ significantly both from the amount of Tax OID and the actual cash payments received.

U.S. Holders should be aware that the information statements they receive from their brokers (on an Internal Revenue Service Form 1099) stating accrued original issue discount in respect of the Notes may not take net negative or positive adjustments into account, and thus may overstate or understate the holders’ interest inclusions.

Disposition of the Notes. When a U.S. Holder sells, exchanges, or otherwise disposes of a Note (including upon repayment of the Note upon an early redemption or at maturity) (a “disposition”), the U.S. Holder generally will recognize gain or loss on such disposition equal to the difference between the amount received by the U.S. Holder for the Note and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will be equal to the U.S. Holder’s original purchase price for such Note, plus any Tax OID accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and less the amount of any projected payments received by the holder according to the projected payment schedule while holding the Note (without regard to the actual amount paid). Any gain realized by a U.S. Holder on a disposition of a Note generally will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition generally will be treated as an ordinary loss to the extent of the U.S. Holder’s Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

An individual U.S. Holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if the U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding rules. U.S. Holders may also be subject to information reporting and backup withholding with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-United States Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a beneficial owner of a Note that is a foreign corporation or nonresident alien.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and any foreign tax consequences that may be relevant to them.

Payment with Respect to the Notes. All payments on the Notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the Notes, will be exempt from U.S. income and withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership;

(ii) the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements; and

(iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Information Reporting and Backup Withholding. In general, a Non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made with respect to the Notes if such Non-U.S. Holder has provided Citigroup Funding with an Internal Revenue Service Form W-8BEN described above and Citigroup Funding does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of the Notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

U.S. Federal Estate Tax. A Note beneficially owned by a Non-U.S. Holder who at the time of death is neither a resident nor citizen of the U.S. should not be subject to U.S. federal estate tax, provided that interest in the Notes is not then effectively connected with the conduct of a U.S. trade or business.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets $5,000,000 principal amount of the Notes (5,000 Notes) for $965.00 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, at the public offering price less a fixed selling concession of $35.00 per Note. Citigroup Global Markets will pay this fixed selling concession to selected dealers and their financial advisors collectively. Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than $35.00 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Notes distributed by such dealers.

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors — The Market Value of the Notes May Be Affected by Purchases and Sales of the Fund Shares, the Stocks Included in the MSCI Emerging Markets Index or the S&P MidCap 400® Index or Related Derivative Instruments by Affiliates of Citigroup Funding.” in this pricing supplement, “Risk Factors — Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

5,000 Principal Protected Notes

Based on the Value of a Basket of

the iShares® MSCI Emerging Markets Index Fund

and the S&P MidCap 400® Index

due May 24, 2016

$1,000.00 per Note

Any Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally

Guaranteed by Citigroup Inc.

Pricing Supplement

May 19, 2010

(Including Prospectus Supplement

Dated February 18, 2009 and

Prospectus Dated February 18, 2009)